Exhibit 4.2

                       PROMISSORY NOTE- (BALLOON PAYMENT)
                       ----------------------------------

$50,000.00                                            BROWARD COUNTY, FLORIDA
                                                      THE 25TH DAY OF APRIL 2002

         FOR VALUE RECEIVED, the undersigned, (jointly and severally, if more than one) promises to pay to FRANCIS BERTRAND, or order, in the manner herein specified, the principal sum of FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00), with interest from the above date at the rate of 18 percent, per annum, on the balance from time to time remaining unpaid. The said principal and interest shall be payable in lawful money of the United States of America at 2308 Trott Avenue, Vienna, Virginia 22181, or at such place as may hereafter be designated by written notice from the holder to the maker hereof, on the date and in the manner following:

         The entire principal balance and all accrued interest shall balloon and become due and payable Eighteen (18) months from the date of this Note on the 25th day of October, 2003, and said principal amount plus any and all accrued interest shall be paid in full by the maker hereof in cash or in a sufficient number of shares of the common stock of the maker, P.D.C. Innovative Industries, Inc., to pay the said indebtedness. The undersigned maker may prepay this Note, in full or in part, at any time before maturity without penalty and without any prepayment charges.

         If default be made in the payment of any of the sums or interest mentioned herein or in the performance of any of the agreements contained herein, then the entire principal sum and accrued interest shall at the option of the holder hereof become at once due and collectible without notice, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Each person liable hereon, whether maker or endorser, hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, if, after maturity of this Note or default hereunder, counsel shall be employed to collect this Note.

Maker's Address:
Corporate Park, Bay 5                      P.D.C. INNOVATIVE INDUSTRIES, INC.,
3701 NW 126th Avenue                       a Nevada corporation
Coral Spring, Florida 33065

/s/ Francis Bertrand                       /s/ Michael C. Hiler
------------------------------------       ----------------------------------
                                           By: Michael Hiler,
                                               Chief Executive Officer